EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated September 28, 2009 with respect to the financial statements of Rebel Testing, Inc. as of, and for the years ended December 31, 2008 and 2007, included in the Current Report on Form 8-K/A filed by Insight Management Corporation. dated October 7, 2009.

/s/ M&K CPAS, PLLC

October 7, 2009

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